Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-162660) of Chevron Corporation filed with the Securities and Exchange Commission, pertaining to the Tax Deferred Savings Plan of Chevron Mining Inc. of our report dated June 22, 2011, with respect to the financial statements and supplemental schedules of CMI Tax Deferred Savings Plan included in the Annual Report (Form 11-K) as of December 31, 2010 and for the year then ended.

/s/ Morris, Davis & Chan LLP

Oakland, California

June 22, 2011